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Ex-99.2


   SIMPSON INDUSTRIES AGREES TO BE ACQUIRED BY INVESTOR GROUP LED BY HEARTLAND
                              INDUSTRIAL PARTNERS


     PLYMOUTH, Mich., Sept. 29. Simpson Industries, Inc. (Nasdaq: SMPS) announced today that it entered into a definitive agreement with an affiliate of Heartland Industrial Partners, LP, which will result in a merger between Simpson Industries and the Heartland affiliate. Under the terms of the agreement, each shareholder of Simpson is expected to receive $13.00 in cash per share at the closing. The value of the transaction, including the assumption of debt, is estimated to be approximately $350 million.

    The Simpson Board of Directors has unanimously approved the agreement. The Board of Directors was advised by PaineWebber Incorporated and by Dykema Gossett, PLLC, as legal counsel.

    The merger is subject to certain conditions including the completion of financing and the approval by a majority of the shareholders of Simpson Industries, Inc. The transaction is being financed with the equity contributions from Heartland Industrial Partners, LP, and other co-investors. Debt financing commitments have been provided by The Chase Manhattan Bank and Credit Suisse First Boston.

    "This merger clearly maximizes value for our shareholders and creates substantial growth opportunities for our business and employees," said Roy E. Parrott, Chairman and CEO of Simpson Industries. "Heartland is an ideal partner for Simpson Industries given their resources, vision for the business and understanding of the industry," added Mr. Parrott.

    "Acquiring Simpson is the logical next step for Heartland in pursuing our strategy of assembling a full services provider of engineered metal products for automotive and industrial customers," explained David A. Stockman, Senior Managing Director of Heartland.

    "Simpson is one of the most respected suppliers in the automotive industry," said Timothy D. Leuliette, another Senior Managing Director of Heartland. "Simpson's strengths in design, development, machining and assembly of metal parts will be a critical enhancement to the capabilities we plan to bring together in our metal forming platform."

    Heartland had separately announced on August 2, 2000 that it had reached an agreement to lead an equity investor group (including CFSB Private Equity) that will acquire control of MascoTech, Inc. MascoTech is a diversified manufacturing company with world-leading metal forming process capabilities and proprietary product positions serving transportation, industrial and consumer markets.

    Heartland Industrial Partners, LP is a private equity firm established to "buy, build and grow" industrial companies in sectors ripe for consolidation and long-term growth. The firm has equity commitments in excess of $1.1


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billion and intends to increase its commitments to $2 billion. Heartland was founded by David A. Stockman, a former partner of The Blackstone Group and a Reagan administration cabinet officer; Timothy D. Leuliette, the former President and Chief Operating Officer of Penske Corporation; and Daniel P. Tredwell, a former Managing Director of Chase Securities.

    Simpson Industries supplies powertrain and chassis products to original equipment manufacturers in the worldwide automotive and medium and heavy duty diesel engine markets. Simpson's products are focused in three groups: noise, vibration and harshness, wheel-end and suspension, and modular engine assemblies. Simpson's manufacturing units are located in the United States, Canada, Mexico, Brazil, England, India, France, Spain and South Korea. Information about Simpson is available on the Internet at http://www.simpsonind.com.

    Certain statements in this press release may be "forward-looking statements" under the Securities Exchange Act of 1934. Statements regarding future operating performance, new programs expected to be launched and other future prospects and developments are based on current expectations and involve certain risks and uncertainties that could cause the actual results and developments to differ materially from the forward-looking statements. Potential risks and uncertainties include such factors as demand for the Company's products, pricing and other actions taken by the Company.

    To receive a copy of this and other Simpson press releases by fax, please call Company News-On-Call at 800-758-5804 -- extension 107165, or you can access the information via the Internet at http://www.prnewswire.com.